Exhibit 5.1

[McGuireWoods LLP Letterhead]

June 15, 2005

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have advised Dominion Resources, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3, as amended (File No. 333-106790) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), the Company’s debt securities, subordinated debentures, trust preferred securities (and related guarantee and agreement as to expenses and liabilities), common stock, preferred stock, stock purchase contracts and stock purchase units, from the sale of which the Company may receive proceeds of up to $3,000,000,000, to be offered from time to time by the Company on terms to be determined at the time of the offering and (ii) the issuance by the Company of up to $300,000,000 aggregate principal amount of the Company’s Series A 4.75% Senior Notes due 2010 and up to $300,000,000 aggregate principal amount of the Company’s Series B 5.95% Senior Notes due 2035 (collectively, the “Notes”) as described in the Company’s Prospectus, dated July 11, 2003, which is a part of the Registration Statement, and Prospectus Supplement, dated June 15, 2005 (the “Prospectus Supplement”), and pursuant to an indenture dated as of June 1, 2000, between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee (the “Trustee”), as heretofore supplemented and amended (the “Indenture”), and the Action of Authorized Pricing Officers adopted as of June 15, 2005 (the “Action of Authorized Pricing Officers”), and the public offering of the Notes pursuant to an Underwriting Agreement, dated June 15, 2005 (the “Underwriting Agreement”), among the Company and the Underwriters named on Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

On the basis of such examination and review, we advise you that, in our opinion, when the Notes have been duly issued and sold in the manner contemplated by the Registration Statement and the Prospectus Supplement, and assuming due authentication thereof by the Trustee or the Authenticating Agent in accordance with the provisions of the Indenture, as

Dominion Resources, Inc.

amended and supplemented, the Notes will constitute valid and binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Opinions” in the Registration Statement and the heading “Legal Matters” in the Prospectus Supplement relating to the Notes. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuireWoods LLP